Exhibit 99.1

Ryerson 2621 West 15th Place Chicago, Illinois 60608 773 762 2121 Main 773 788 4221 Fax www.ryerson.com	P R E S S R E L E A S E

For additional information contact:

Terence R. Rogers

EVP and CFO

Ryerson Inc.

773-788-3720

terence.rogers@ryerson.com

FOR IMMEDIATE RELEASE

RYERSON ACQUIRES TURRET STEEL

Acquisition Expands Company’s Position in Long Products

Chicago, IL – December 12, 2011 — Ryerson Inc., a leading distributor and processor of metals in North America, announced today that it has acquired Turret Steel Industries, Inc. and Sunbelt-Turret Steel, Inc., steel service centers headquartered in Pittsburgh.

The acquisition also includes Turret-affiliated companies Wilcox Steel and Imperial Logistics. Turret and its affiliates generate annual revenues of approximately $130 million. Terms of the transaction were not disclosed.

“This acquisition represents another important step in Ryerson’s effort to continue expanding our product offering in the long products segment,” said Ryerson President and CEO Mike Arnold.

Turret Steel President Wayne Gould will join the Ryerson team and stay on to manage the acquired businesses.

“We are excited to join the Ryerson team and combine Ryerson’s resources and extensive North American footprint with our deep knowledge and experience in the markets,” said Mr. Gould. “This will allow us to continue successfully growing for many years to come.”

In addition to its Pittsburgh headquarters Turret has service centers in Chicago and Warren, Ohio. Turret is primarily a distributor of special bar quality (SBQ) carbon and alloy bar stock focused on bar sizes of less than six inches in diameter.

Ryerson 2621 West 15th Place Chicago, Illinois 60608 773 762 2121 Main 773 788 4221 Fax www.ryerson.com	P R E S S R E L E A S E

Sunbelt has locations in Charlotte, N.C., Cooper, Texas, Dos Palos, Calif., South Windsor, Conn., and Portland, Ore. Sunbelt primarily distributes SBQ carbon and alloy bar products greater than six inches in diameter and also offers significant value-added processing capabilities.

Wilcox Steel has a single facility in Green Bay, Wis., that primarily sells cold drawn bar products. Imperial Logistics operates as a sourcing arm for flatbed and inbound trucking for all three companies.

“These are all strong businesses that will complement Ryerson’s existing network and enhance our ability to serve customers,” said Matthias Heilmann, Ryerson’s Chief Operating Officer.

Ryerson has now completed five acquisitions in the last two years, acquiring Houston-based Texas Steel Processing Inc. in January 2010; Mobile, Ala.-based Cutting Edge Metal Processing Inc. in May 2010; Houston-based SFI-Gray Steel Inc. in August 2010; and Streetsboro, Ohio-based Singer Steel in March 2011.

Earlier this month Ryerson announced expansions of its Atlanta and Little Rock, Ark. operations with added capabilities in long products and fabricated plate. The company also recently opened new North American service centers in Salt Lake City, Tijuana, Houston and Eldridge, Iowa, and also added a new service center in Suzhou, China.

About Ryerson Inc.

Ryerson Inc., a Platinum Equity company, is a leading North American processor and distributor of metals, with operations in the United States and Canada, as well as in China. The Company distributes and processes various kinds of metals, including stainless and carbon steel and aluminum products

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